EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2021 First Quarter Results
•First Quarter Revenue of $13.2 million decreased 3% from the prior year; shortfall from expectations resulting from customer ordering patterns for flu-related mailback orders
•Long-Term Care billings increased 110%; Pharmaceutical Manufacturer billings grew 26%
•Retail market billings, excluding flu-related orders, up 26%
•Route-Based Pickup billings increased 19% for the quarter
•Billings in the Professional Market and Route-Based Pickup revenues recover to surpass pre-COVID-19 levels
•New Pennsylvania autoclave increasing medical waste processing capacity from 18 to 27 million pounds per year and up from 10 million pounds a year ago
•Strong December 2020 quarter expected for Retail, Pharmaceutical Manufacturer and Long-Term Care markets
•Active pipeline of larger field sales opportunities

HOUSTON, Texas, October 27, 2020 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the first quarter ended September 30, 2020.

Revenue in the first quarter of fiscal 2021 was $13.2 million, a decrease of 3% compared to $13.6 million in the same prior year quarter. Customer billings decreased 6% to $13.4 million for the first quarter compared to $14.2 million for the same prior year quarter. GAAP revenue and customer billings were negatively impacted by the timing of flu and COVID-19 related mailback orders. Additionally, the Home Health Care market billings comparison was adversely impacted by a $0.9 million stocking order in the prior year related to a new distributor relationship.

First quarter 2021 gross margin was 28% compared to 33% in the first quarter of fiscal 2020. The decrease in the gross margin was driven by the timing of flu and COVID-19 related mailback orders for the quarter. Without the impact from the shift in flu related orders, the first quarter 2021 gross margin would have been 32% to 33%. SG&A increased 8% to $3.8 million, or 29% of revenue, in the first quarter of fiscal 2021, as compared to SG&A of $3.5 million, or 26% of revenue, in the same prior year quarter. The increase in SG&A, which is consistent with our internal expectations, is related to the Company’s continued investments in sales and marketing.

The Company reported an operating loss of $0.4 million in the first quarter of 2021, compared to operating income of $0.8 million in the first quarter of 2020. Sharps recorded net loss of $0.3 million, or a loss of $0.02 per basic and diluted share, in the first quarter of fiscal 2021, as compared to net income of $0.7 million, or $0.04 per basic and diluted share in the first quarter of fiscal 2020. Sharps recorded EBITDA of $0.1 million in the first quarter of fiscal 2021, compared to EBITDA of $1.2 million in the first quarter of fiscal 2020. (See Reconciliation of Net Income (Loss) to EBITDA in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “During the first quarter we saw a significant rebound in our route-based business with revenues increasing 19% and surpassing pre-COVID-19 levels as well as our internal expectations. Likewise, Professional market billings have recovered and first quarter billings from this segment also exceeded pre-COVID-19 levels. This strength represents not only the resumption of operations for most of our COVID-19 affected customers but also reflects sales to new customers.

“We have always viewed flu-related activity as a nine-month season, comprising the June, September and December quarters. Historically, order volumes, within the season, have often varied from quarter to quarter, depending upon customer ordering patterns and their distribution and warehouse facility operations which, this season, have been impacted by COVID-19. Accordingly, we experienced a shift in flu immunization and COVID-19 related orders from the September 2020 to the December quarter.

“From our vantage point today, we remain confident that we’re in the midst of a very strong flu immunization season as evidenced by 50%+ increase in flu-related return mailbacks processed for August, September and October 2020. We are also hopeful that the flu immunization season could be followed by substantial activity related to a potential COVID-19 vaccine which many experts believe could be available later this year or early 2021. We have a robust inventory of our medical waste mailback solutions in place to meet anticipated strong demand and this month are commissioning a new autoclave online at our Pennsylvania facility, expanding our medical waste processing capacity from 18 million to 27 million pounds per year, which is up from 10 million pounds a year ago.

“In addition to flu and potential COVID-19 vaccine related business, we remain keenly focused on landing larger route-based opportunities serviced by our expanded footprint which now serves 32 states, addressing 70% of the population. The pipeline of these opportunities is robust and very active, with prospects more engaged now than they were during the onset of the pandemic in March of 2020. Our goal is to close many of these opportunities in the December 2020 quarter, and begin generating revenue from these new contracts starting as early as the March 2021 quarter.”

First Quarter Review

Retail market billings decreased $0.5 million or 12% to $3.6 million in the first quarter of fiscal 2021 as compared to $4.1 million in the same prior year period. The decrease in retail billings is primarily due to, lower flu shot / COVID-19 related orders of $0.9 million due to the timing of related orders, partially offset by higher unused medication billings of $0.3 million from MedSafe and TakeAway Medication Recovery System envelopes. Excluding the flu-related billings, the Retail market billings increased 26%.

Home Health Care market billings decreased 29% to $2.3 million in the first quarter of fiscal 2021 compared to $3.3 million in the first quarter of fiscal 2020. First quarter fiscal 2020 included a large stocking order of $0.9 million from a major healthcare distributor.

Professional market billings of $4.1 million in the first quarter of fiscal 2021 were consistent with the same period of fiscal 2020. This market, which is comprised of physicians, clinics, dentists, surgery centers, labs, veterinarians and other healthcare providers, has recovered to billing levels higher than the March 2020 pre-pandemic time period, as most of the Company’s customer locations have reopened.

Long-Term Care billings increased 110% to $1.3 million in the first quarter of fiscal 2021 compared to $0.6 million in the prior year period, related primarily to an increased volume of COVID-19 related waste management and ancillary supplies.

Billings for the inside and online sales channel increased 13.3% to $2.9 million in the first quarter of fiscal 2021 as compared to $2.5 million in the same prior year period primarily due to increases in route-based pickup services to the long-term care and professional markets.

Pharmaceutical Manufacturer billings increased 26% to $1.2 million in the first quarter of fiscal 2021 compared to $0.9 million in the first quarter of fiscal 2020, related to the timing of inventory builds for patient support programs.

Financial Flexibility and a Strong Balance Sheet

Cash was $6.8 million at September 30, 2020, compared to cash of $5.4 million at June 30, 2020. The Company had working capital of $10.1 million at September 30, 2020 compared to working capital of $11.1 at June 30, 2020.

Mr. Tusa concluded, “We believe we have the opportunity to deliver a strong December 2020 quarter as a result of expected strength in Retail flu-related business, Long-Term Care market billings and Pharmaceutical Manufacturer market billings. Of greater importance is the opportunity to drive more revenue growth for fiscal year 2021 through the closing of larger field sales opportunities utilizing our expanded route-based infrastructure. We continue to provide uninterrupted service to our customers and thank our loyal and committed employees for their service to the Company and our customers during the pandemic.”

First Quarter Fiscal Year 2021 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through November 26, 2020. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 38113. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living/long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a thirty-two (32) state region of the South, Southeast, Midwest and Northeast portions of the United States. Sharps also provides two simple solutions for safe and easy disposal of unused medications: MedSafe collection receptacles and TakeAway Medication Recovery System Envelopes.

More information on the Company and its products can be found on its website at: www.sharpsinc.com.

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission.

Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP Measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information and EBITDA. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended
	September 30,
	2020	2019	% Change

Revenue	$13,151	$13,599	(3.3)%

Cost of revenue	9,528	9,115	4.5%
Gross profit	3,623	4,484	(19.2)%
Gross margin	27.5%	33.0%
SG&A expense	3,788	3,512	7.9%
Depreciation and amortization	204	204

Operating Income (Loss)	(369)	768
Operating margin	(2.8)%	5.6%

Interest income	—	5
Interest expense	(32)	(19)
Income associated with derivative instrument	5	—
Total other expense	(27)	(14)

Income (loss) before income tax expense	(396)	754
Income tax expense (benefit)	(103)	68
Net Income (Loss)	$(293)	$686

Net Income (Loss) Per Share
Basic and diluted	$(0.02)	$0.04

Weighted Average Shares Outstanding
Basic	16,391	16,145
Diluted	16,391	16,168

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30,	June 30,
	2020	2020

ASSETS:
Current assets:
Cash	$6,785	$5,416
Accounts receivable, net	10,629	11,789
Inventory	5,476	5,638
Contract asset	37	156
Prepaid and other current assets	985	1,287
Total current assets	23,912	24,286
Property, plant and equipment, net	9,865	9,127
Operating lease right of use asset	9,844	8,747
Inventory, net of current portion	1,034	1,064
Other assets	160	154
Goodwill	6,735	6,735
Intangible assets, net	2,667	2,771
Deferred tax asset	1,355	1,252
Total assets	$55,572	$54,136

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities
Account payable	$3,140	$3,291
Accrued liabilities	2,738	2,833
Operating lease liability	2,506	2,192
Current maturities of long-term debt	2,091	1,658
Contract liability	3,296	3,262
Total current liabilities	13,771	13,236
Contract liability, net of current portion	791	705
Operating lease liability, net of current portion	7,493	6,671
Other liabilities	417	441
Long-term debt, net of current portion	3,428	3,505
Total liabilities	25,900	24,558
Stockholders' equity	29,672	29,578
Total liabilities and stockholders' equity	$55,572	$54,136

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2020	% Total	2019	$ Change	%
BILLINGS BY MARKET:
Professional	$4,133	30.8%	$4,135	$(2)	0%
Retail	3,647	27.2%	4,142	(495)	(12.0)%
Home Health Care	2,348	17.5%	3,317	(969)	(29.2)%
Pharmaceutical Manufacturer	1,179	8.8%	937	242	25.8%
Long-Term Care	1,309	9.7%	624	685	109.8%
Government	515	3.8%	764	(249)	(32.6)%
Environmental	135	1.0%	19	116	610.5%
Other	162	1.2%	281	(119)	(42.3)%
Subtotal	13,428	100.0%	14,219	(791)	(5.6)%
GAAP Adjustment *	(277)		(620)	343
Revenue Reported	$13,151		$13,599	$(448)	(3.3)%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2020	% Total	2019	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$6,439	47.9%	$7,737	$(1,298)	(16.8)%
Route-Based Pickup	3,156	23.5%	2,657	499	18.8%
Unused Medications	2,361	17.6%	2,383	(22)	(0.9)%
Third Party Treatment	135	1.0%	19	116	610.5%
Other	1,337	10.0%	1,423	(86)	(6.0)%
Total Billings by Solution	$13,428	100.0%	$14,219	$(791)	(5.6)%

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2020	% Total	2019	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$7,018	52.2%	$7,698	$(680)	(8.8)%
Distributions	3,543	26.4%	3,991	(448)	(11.2)%
Inside and Online Sales	2,867	21.4%	2,530	337	13.3%
Total Billing by Channel	$13,428	100.0%	$14,219	$(791)	(5.6)%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended
	September 30,
	2020	2019

Net Income (Loss)	$(293)	$686
Income tax expense (benefit)	(103)	68
Interest expense, net	32	14
Depreciation and amortization	423	421

EBITDA	$59	$1,189

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense (benefit), net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.